EXHIBIT 99.1

FACTORS THAT MAY AFFECT FUTURE RESULTS AND FINANCIAL CONDITION

The Company's future results and financial condition are dependent on the Company's ability to continue to successfully market, sell, and distribute computers, hardware and software.Inherent in this process are a number of factors that the Company must successfully manage in order to achieve favorable operating results and financial condition. Potential risks and uncertainties that could affect the Company's future operating results and financial condition include, without limitation, the factors discussed below:

No Assurance of Future Growth
-----------------------------

Net sales have grown from $196.7 million for the year ended December 31, 1994 to $732.4 million for the year ended December 31, 1998. This growth has placed increasing demands on the Company's management resources and facilities. The Company's business strategy is to pursue additional growth and expand its customer base, which is likely to result in additional demands on the Company's resources. The Company's future success will depend in part on the ability of the Company to manage any future growth effectively. There can be no assurance that the Company will realize future growth in net sales or will not experience decreases in net sales.

Risks Related to Transition or Expansion of Facilities
------------------------------------------------------

Additional and/or alternative facilities for distribution and sales may be required to support significant future growth in the Company's net sales, if realized. There can be no assurance that suitable facilities will be available, and in the absence of such facilities, future growth could be impaired.

Dependence on Management Information Systems
--------------------------------------------

The Company's success is dependent on the accuracy, reliability and proper use of its management information systems, including its telephone system, and the information generated by its management information systems. The Company does not currently have redundant systems for all functions performed by its management information systems or a redundant or back-up telephone system. Any interruption in these systems or in telephone service could have a material adverse effect on the Company's financial position, results of operations and cash flows.

Rapid Technological Change and Exposure to Inventory Obsolescence
-----------------------------------------------------------------

The market for personal computer products is characterized by rapid technological change and the frequent introduction of new products and product enhancements. The Company's success depends in part on its ability to identify and market products that meet the needs of the marketplace. In order to satisfy customer demand and to obtain favorable purchasing discounts, the Company may carry increased inventory levels of certain products in the future, which will subject it to increased risk of inventory obsolescence. In the implementation of its business strategy, the Company intends, among other things, to place larger than typical inventory stocking orders, increase its participation in first-to-market purchase opportunities, and may in the future participate in end-of-life-cycle purchase opportunities and market products on a private-label basis, all of which will further increase the risk of inventory obsolescence. Special purchase products are sometimes acquired without return privileges and there can be no assurance that the Company will be able to avoid losses related to obsolete inventory. In addition, some manufacturers provide the Company with co-op advertising support in the form of products, for which there may be no return privileges. Finally, certain build-to-order programs currently being implemented by some computer systems manufacturers will likely include reductions in the levels of price protection and product returns made available by such manufacturers. See ''Business_ Products and Merchandising.''

Availability and Allocation of Goods
------------------------------------

The Company acquires products for resale from manufacturers as well as from distributors. Purchases of products from the five vendors supplying the greatest amount of goods to the Company constituted 44.5% and 46.5% of the Company's total product purchases in the years ended December 31, 1998 and 1997, respectively. Among these five vendors, purchases from Ingram Micro, Inc. (''Ingram Micro'') represented 20.3% and 28.0% of the Company's total product purchases in the years ended December 31, 1998 and 1997, respectively. No other vendor supplied more than 10% of the Company's total product purchases in the year ended December 31, 1998. The loss of Ingram Micro could cause a short-term disruption in the availability of products and could have a material adverse effect on the Company's financial position, results of operations and cash flows.

Substantially all of the Company's contracts and arrangements with its vendors that supply significant quantities of products are terminable by such vendors or the Company without notice or upon short notice. Most of the Company's product vendors provide the Company with trade credit, of which the net amount outstanding at December 31, 1998 was $72.2 million. Termination, interruption or contraction of the Company's relationships with its vendors, including a reduction in the level of trade credit provided to the Company, could have a material adverse effect on the Company's financial position, results of operations and cash flows. See ''Business_ Purchasing and Vendor Relations.''

Certain product manufacturers either do not permit the Company to sell the full line of their products or limit the number of product units available to direct marketers such as the Company. An element of the Company's business strategy is to increase its participation in first-to-market purchase opportunities. In the past, availability of certain desired products, especially in the direct marketing channel, has been constrained. The inability to source first-to-market purchase or similar opportunities, or the reemergence of significant availability constraints, could have a material adverse effect on the Company's financial position, results of operations and cash flows.

Reliance on Vendor Support and Relationships
--------------------------------------------

Some product manufacturers and distributors provide the Company with substantial incentives in the form of payment discounts, supplier reimbursements, price protection and rebates. No assurance can be given that the Company will continue to receive such incentives in the future or that it will be able to collect outstanding amounts relating to any future incentives in a timely manner or at all.

Most product manufacturers provide the Company with co-op advertising support in exchange for product coverage in the Company's catalogs. This support significantly defrays the expense of catalog production. The level of co-op advertising support available to the Company from certain manufacturers has declined. The level of support from some manufacturers may further decline in the future. Such a decline could increase the Company's selling, general and administrative expenses as a percentage of sales and have a material adverse effect on the Company's financial position, results of operations and cash flows. See ''Business_ Purchasing and Vendor Relations.''

Competitive Risks
-----------------

The Company competes with national and international direct marketers; product manufacturers that sell directly to end users; specialty personal computer retailers; personal computer and general merchandise superstores; consumer electronic and office supply stores; and shopping services on television, the Internet and commercial on-line networks. The Company competes not only for customers, but also for co-op advertising support from personal computer product manufacturers. Some of the Company's competitors are larger and have substantially greater financial resources, superior operating results, and larger catalog circulations and customer bases than the Company. In addition, several direct marketers have recently been acquired by larger competitors. This industry consolidation could result in short-term price-cutting in certain markets. There can be no assurance that the Company will be able to compete effectively with existing competitors or any new competitors that may enter the market, or that the Company's financial position, results of operations and cash flows will not be adversely affected by intensified competition. See
''Business - Competition.''

Pricing Risks
-------------

The personal computer industry has experienced intense price competition. The Company believes that price competition may increase in the future and that such competition could result in a reduction of the Company's profit margins. Also, the Company has recently increased its sales of personal computer hardware products that generally produce lower profit margins than those associated with software products. Significant margin decreases could have a material adverse effect on the Company's financial position, results of operations and cash flows.

Economic Risks
--------------

The market for personal computers and related products has grown rapidly in recent years. Recent statements by industry observers have indicated that there may be a slowdown in the growth rate of the personal computing industry. If the growth of this market or the direct marketing channel were to cease or decrease, the Company's financial position, results of operations and cash flows would be materially adversely affected. Demand for many of the products carried by the Company may be subject to economic cycles. The Company's business and growth could be affected by the spending patterns of existing or prospective customers, a recession or prolonged economic slowdown, the cyclical nature of capital expenditures of businesses, continued competition and pricing pressures and other trends in the general economy, any one of which could have a material adverse effect on the Company's financial position, results of operations and cash flows.

Dependence on Third Party Shippers
----------------------------------

The Company ships approximately 75% of its products to customers by Airborne Freight Corporation D/B/A ''Airborne Express'' (''Airborne Express''), with the remainder being shipped by United Parcel Service of America, Inc. and other overnight delivery and surface services. Strikes or other service interruptions by such shippers could adversely affect the Company's ability to market or deliver product on a timely basis and have a material adverse effect on the Company's financial position, results of operations and cash flows. See ''Business - Distribution.''

Potential Increases in Shipping, Paper and Postage Costs
--------------------------------------------------------

Shipping costs are a significant expense in the operation of the Company's business. The Company has a long-term contract with Airborne Express for shipment of its products under which the Company believes it has negotiated favorable shipping rates. The Company generally invoices customers for shipping and handling charges. There can be no assurance that the full cost, including any future increases in the cost, of commercial delivery services can be passed on to the Company's customers, which could have a material adverse effect on the Company's financial position, results of operations and cash flows. In addition, the current shipping rates under the Airborne Express contract are subject to renegotiation in 1999, and there can be no assurance that such renegotiated rates will continue to be as favorable to the Company, which could have a material adverse effect on the Company's financial position, results of operations and cash flows. See ''Business - Distribution'' and ''Business - Marketing and Sales.''

The Company also incurs substantial paper and postage costs related to its marketing activities, including its catalog production and mailings. Any increases in postal or paper costs could have a material adverse effect on the Company's financial position, results of operations and cash flows.

No Assurance of Future Profitability; Variability of Quarterly Results
----------------------------------------------------------------------

The Company has experienced significant fluctuations in its operating results, and these fluctuations may continue in the future. The Company incurred net losses in the year ended December 31, 1994. The Company's results of operations are significantly affected by many factors, including seasonal and other fluctuations in demand for personal computer products and in profit margins on products sold, catalog timing and circulation, product availability, and timing of releases of new and upgraded products. Many of these factors are outside the control of the Company. The Company's operating results are heavily dependent upon its ability to predict sales levels, monitor and control associated expenses, and carefully manage all aspects of its operations, including product selection and pricing, purchasing and payables practices, inventory management, and catalog funding, production and circulation. If revenues do not meet expectations in any given quarter, or if the Company experiences difficulty in monitoring or controlling associated expenses, the Company's financial position, results of operations and cash flows may be materially adversely affected. There can be no assurance that the Company will be profitable on a quarterly or annual basis. It is possible that in some future quarter the expectations of public market analysts and investors will exceed the Company's operating results. In such event, the price of the Common Stock would likely be materially adversely affected. See "Selected Quarterly Financial Results" within this section.

Changing Methods of Distribution
--------------------------------

The manner in which personal computers and related products are distributed and sold is changing, and new methods of distribution and sale, such as on-line shopping services, have emerged. Hardware and software manufacturers have sold, and may intensify their efforts to sell, their products directly to end users. From time to time, certain manufacturers have instituted programs for the direct sales of large order quantities of hardware and software to certain major corporate accounts. These types of programs may continue to be developed and used by various manufacturers. Certain of the Company's vendors, including Apple, Compaq and IBM, currently sell some of their products directly to end users. In addition, manufacturers may attempt to increase the volume of software products distributed electronically to end users. An increase in the volume of products sold through or used by consumers of any of these competitive programs or distributed electronically to end users could have a material adverse effect on the Company's financial position, results of operations and cash flows.


State Sales or Use Tax Collection Uncertainties
-----------------------------------------------

The Company presently collects sales tax only on sales of products to residents of the State of Ohio. Sales to customers located within the State of Ohio were less than 2% of the Company's net sales during the year ended December 31, 1998. Various states have sought to impose on direct marketers the burden of collecting state sales taxes on the sales of products shipped to their residents. In 1992, the United States Supreme Court affirmed its position that it is unconstitutional for a state to impose sales or use tax collection obligations on an out-of-state mail order company whose only contacts with the state are limited to the distribution of catalogs and other advertising materials through the mail and the subsequent delivery of purchased goods by United States mail or by interstate common carrier. However, legislation that would expand the ability of states to impose sales tax collection obligations on direct marketers has been introduced in Congress on many occasions. Due to its presence on various forms of electronic media and other factors, the Company's contact with many states may exceed the contact involved in the Supreme Court case. The Company cannot predict the level of contact that is sufficient to permit a state to impose on the Company a sales tax collection obligation. If the Supreme Court changes its position or if legislation is passed to overturn the Supreme Court's decision, the imposition of a sales or use tax collection obligation on the Company in states to which it ships products would result in additional administrative expenses to the Company, could result in price increases to the customer, and could reduce demand for the Company's products or could otherwise have a material adverse effect on the Company's financial position, results of operations and cash flows.

Dependence on Key Personnel
---------------------------

The Company's future performance will depend to a significant extent upon the efforts and abilities of its senior executives. The competition for qualified management personnel in the personal computer products industry is very intense, and the loss of service of one or more of these persons could have an adverse effect on the Company's business. The Company's success and plans for future growth will also depend on its ability to hire, train and retain skilled personnel in all areas of its business, including account managers and technical support personnel. There can be no assurance that the Company will be able to attract, train and retain sufficient qualified personnel to achieve its business objectives.

Control by Principal Stockholders
---------------------------------

Patricia Gallup and David Hall, the principal stockholders of the Company, beneficially own or control, in the aggregate, approximately 75% of the outstanding shares of Common Stock. Because of their beneficial stock ownership, these stockholders can continue to elect the members of the Board of Directors and decide all matters requiring stockholder approval at a meeting or by a written consent in lieu of a meeting. Similarly, such stockholders can (i) control decisions to adopt, amend or repeal the Restated Certificate and the Company's Bylaws, or take other actions requiring the vote or consent of the Company's stockholders and (ii) prevent a takeover of the Company by one or more third parties, or sell or otherwise transfer their stock to a third party, which could deprive the Company's stockholders of a control premium that might otherwise be realized by them in connection with an acquisition of the Company. Such control may result in decisions that are not in the best interest of the public stockholders of the Company. In connection with the Offering, the principal stockholders placed all except 40,000 of the shares of Common Stock of the Company that they beneficially own into a voting trust, pursuant to which they are required to agree as to the manner of voting such shares in order for the shares to be voted. Such provisions could discourage bids for the shares of Common Stock at a premium as well as have a negative impact on the market price of the shares of Common Stock.